Exhibit 99.05

Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended September			Year-to-Date September
	2019	2018	Change	2019	2018	Change
Income Account-
Retail Electric Revenues-
Fuel	$1,083	$1,222	$(139)	$2,807	$3,271	$(464)
Non-Fuel	3,429	3,383	46	8,329	8,642	(313)
Wholesale Electric Revenues	625	698	(73)	1,667	1,937	(270)
Other Electric Revenues	163	165	(2)	492	495	(3)
Natural Gas Revenues	498	492	6	2,661	2,806	(145)
Other Revenues	197	199	(2)	549	1,007	(458)
Total Revenues	5,995	6,159	(164)	16,505	18,158	(1,653)
Fuel and Purchased Power	1,326	1,567	(241)	3,461	4,274	(813)
Cost of Natural Gas	79	104	(25)	956	1,053	(97)
Cost of Other Sales	114	120	(6)	316	688	(372)
Non-Fuel O & M	1,292	1,404	(112)	3,888	4,217	(329)
Depreciation and Amortization	760	787	(27)	2,267	2,338	(71)
Taxes Other Than Income Taxes	303	319	(16)	931	990	(59)
Estimated Loss on Plants Under Construction	4	1	3	10	1,105	(1,095)
Impairment Charges	110	36	74	142	197	(55)
(Gain) Loss on Dispositions, net	(6)	(353)	347	(2,512)	(317)	(2,195)
Total Operating Expenses	3,982	3,985	(3)	9,459	14,545	(5,086)
Operating Income	2,013	2,174	(161)	7,046	3,613	3,433
Allowance for Equity Funds Used During Construction	33	36	(3)	96	99	(3)
Earnings from Equity Method Investments	39	36	3	120	108	12
Interest Expense, Net of Amounts Capitalized	434	458	(24)	1,294	1,386	(92)
Other Income (Expense), net	61	57	4	239	195	44
Income Taxes	367	623	(256)	1,872	598	1,274
Net Income	1,345	1,222	123	4,335	2,031	2,304
Less:
Dividends on Preferred Stock of Subsidiaries	4	4	—	11	12	(1)
Net Income Attributable to Noncontrolling Interests	25	54	(29)	26	71	(45)
NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$1,316	$1,164	$152	$4,298	$1,948	$2,350

Notes

- Certain prior year data may have been reclassified to conform with current year presentation.